UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF

SECURITIES OF SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of The Securities Exchange

Act of 1934

Biomass Processing Technology, Inc.

(Name of Small Business Issuer in its charter)

 Delaware

65-0638890

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 (State or other jurisdiction of

I.R.S. Employer Identification No.)

  incorporation or organization)

3222 Commerce Place, Suite A, West Palm Beach, Florida

33407

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(Address of principal executive offices)

(Zip Code)

Issuer's telephone number: (561) 684-6611

\ \   Securities to be registered under Section 12(b) of the Act:

Title of each class

Name of each exchange on which registered

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\X\   Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $.02 per share

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(Title of Class)

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(Title of Class)

TABLE OF CONTENTS

Page No

PART I

Item 1. Description of Business

1

Item 2. Description of Property

9

Item 3. Directors, Executive Officers and Significant Employees

10

Item 4. Remuneration of Directors and Officers

13

Item 5. Security Ownership of Management and Certain Security Holders

13

Item 6. Interest of Management and Others in Certain Transactions

14

Item 7. Securities Being Offered

15

PART II

Item 1. Market Price of and Dividends on the Registrant's

               Common Equity and Other Shareholder Matters

16

Item 2. Legal Proceedings

16

Item 3. Changes in and Disagreements with Accountants

16

Item 4. Recent Sales of Unregistered Securities

19

Item 5. Indemnification of Directors and Officers

20

PART III

Index to Exhibits

22

PART F/S

Index to Financial Statements

F-1

i

INFORMATION REQUIRED IN REGISTRATION STATEMENT

PART I

Item 1.

Description of Business.

Biomass Processing Technology, Inc. (the "Company") was incorporated in Delaware on January 30, 1996.  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.02 par value ("Common Stock"), of which, as of September 30, 2003, 69,250,213 shares were issued and outstanding.  The Company is a development stage company, as its planned principal operations have not commenced, and has not conducted significant operations or generated significant operating revenues since its inception.  The Company spent $1,819,723 on research and development activities during 2001 and $3,928,126 on such activities during 2002.  The Company has incurred a net operating loss in every year since its inception.  The Company's management team devotes most of their activities to establishing the Company's business, the development of a detailed business plan and marketing strategy and raising the funds required to develop and operate the business successfully.  The Company conducts its business activities directly and through its wholly owned subsidiaries Omni Environmental Corp., BPT CAV1 Corporation and BPT Intellectual Property Corporation.  References to "the Company" below generally refer to the Company and its wholly-owned subsidiaries, collectively.  As of September 30, 2003, the Company had 26 employees, all of whom were full-time employees.

The following description of the business of the Company is intended to provide an understanding of the proposed products of the Company and the direction of the Company's business strategy.  As the Company is in the developmental stage, any focus described below may change and different initiatives may be pursued, although none are presently contemplated.

Summary of Operations

The principal business of the Company is the development and commercialization of its proprietary technology, through the application of which biomass material may be converted into its component constituents using a hydrolysis and fermentation-based process (“the process”), and basic feedstocks and other products may be produced for the animal feed, food, chemical and energy markets.  The "biomass material" susceptible of being converted through the Company's process consists of all living or recently living animal and vegetative life forms and the materials exuded by those life forms.  This biomass material does not include fossil deposits of animal or vegetative life forms, such as coal and oil.  The types of biomass material to be processed by the Company include animal waste, cane stalks, corn stalks, trees, limbs, grass, the bagasse byproduct of sugar cane processing and other vegetative life forms.

The Company intends to sell the nutrient products of the biomass material it processes as animal feed and feed supplements, and to use those products as raw material to produce higher value products.  The Company also seeks to develop additional commercial applications of its technology and may consider licensing its technology to third parties.  The Company currently expects to derive revenues from its technology and related assets through the processing of biomass material acquired from third parties at the Company's combined animal and vegetative processing (CAV) facilities, the sale of certain byproducts of that processing and the use of certain of those byproducts as raw material to produce and sell higher value products.  The Company may also derive revenues from licensing its technology to third parties for additional commercial applications it may develop.

Processing of Biomass Material

Overview

The nature of the Company's processing operations in any given context will depend upon the following factors:

•

the type of biomass source material being used;

•

the type of production facility being used;

•

the hydrolysis and fermentation process;

•

the types of byproducts produced by the process; and

•

the type of end product the Company intends to market (which will in some cases be identical to a byproduct produced by the process).

Types of Biomass Source Material

The Company uses two principal types of biomass material in its process: animal-based material and vegetative material.  Animal-based biomass materials used by the Company include:

•

manure; and

•

organic material used in animal operations for bedding or other purposes.

Vegetative biomass materials used by the Company include:

•

crop residue, such as straw and bagasse (which is the residue from the processing of sugar cane);

•

yard waste residue, such as lawn clippings and palm fronds stored at landfills; and

•

commercially available feedstock, such as molasses, phosphates and ammonia.

Because the principal source materials for the Company's process constitute refuse, these materials are generally available to the Company at little or no cost from landfills or directly from the suppliers whose operations generate these biomass materials.  The Company expects that in many cases the supplier will pay the Company for the removal of the refuse.  Thus the

Company's principal cost in obtaining biomass source material is expected to be the cost of collection, transportation and storage of that material.

Types of Production Facilities

A description of the Company's production facilities is provided below under "Item 2 – Description of Property."

Description of the Process and Types of Byproducts Produced by the Process

The Company's process for animal-based biomass material converts such material into three products: high quality live yeast suitable for use as animal feed; water that is sufficiently clean for irrigation purposes; and solids that may be used as fertilizer.  The Company's process for animal-based biomass material extracts phosphorus and nitrogen from animal biomass, thus providing the Company with a free supply of these materials.  The Company intends to use these materials to convert other intermediate byproducts of the Company's process into marketable products.  The Company’s process requires considerable use of both electrical and thermal energy.  Unanticipated increases in the cost of energy or the unavailability of energy at the Company’s facilities will adversely affect the business of the Company.

The Company's process, as applied to vegetative biomass material, produces the following three byproducts:

•

five carbon sugars, such as xylose;

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six carbon sugars, such as glucose; and

•

lignin, a natural polymer.

To the extent these byproducts are not directly marketable, the Company intends to subject them to additional processing to produce marketable products.  The Company has completed research to convert the three basic byproducts of the hydrolysis process to marketable commodity products.  The general process design of the Company is to exploit the sugar elements of each byproduct by fermenting the sugars with various yeast species, and then to produce the yeast species as products.  Production of these yeast products requires significant phosphorus and nitrogen as raw material.  As described above, this phosphorus and nitrogen is available to the Company as a byproduct of the processing of animal-based biomass material.  Yeast products are widely used in livestock, pet food and human nutrition as a source of highly digestible protein, vitamins, and minerals.

The Company expects to have two distinct competitive advantages over existing or potential competitors: the use of low or no-cost raw material, and decreased labor cost due to advanced process control technology.  Although the Company's products will be comparable in quality to the highest cost products currently available, the Company expects to be able to sell its output at the current prices of low-end commodity protein (usually considered to be soybean meal) because of these competitive advantages.

The Company is not aware of any biomass process that is equivalent to the process it has developed.  There are many large, well-capitalized companies, however, such as Cargill, A. E. Staley, and Archer Daniels Midland, that process biomass materials and may compete with the Company in the future.  There are also companies that currently produce feed products containing yeast for sale to the livestock and pet food industry.  Although the Company's anticipated cost advantages described above are expected to give it a competitive advantage with respect to these companies, these companies may develop alternative technologies that lower their cost of production.  Any such development could adversely affect the ability of the Company to compete in the sale of these products.

Types of End Products to be Marketed by the Company

The end products of the Company's process which the Company expects to market and sell can be grouped into three different categories based on product grade:

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food grade, including pharmaceutical grade;

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feed grade suitable for animal feed; and

•

chemical or industrial grade.

Food grade products can result from the processing of agricultural crop biomass, such as straw or bagasse, and feed or chemical grade products result from the processing of yard waste or animal waste.

Upon completion of the development and commercialization of its technology and production facilities, the Company would expect to market the following products:

•

feed yeast, to be marketed to animal and dairy farming operations and manufacturers of pet food;

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feed grade five carbon products, to be marketed to animal and dairy farming operations and manufacturers of pet food;

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food grade five carbon products, to be marketed to manufacturers of human food, health, and hygiene products;

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lignin polymer, to be marketed to manufacturers of palletized feed products and manufacturers of concrete and plastic polymers; and

•

other products as commercialized by the research and development efforts of the Company.

The summary below provides a more detailed description of each of these products and the means by which these products will be marketed.

Feed Yeast.  Yeast is currently produced as a byproduct of the brewing industry and the fuel grade ethanol industry.  Manufacturers typically use corn and molasses products to manufacture yeast.  The current purchasers of yeast are producers of livestock and animal products, including beef cattle, poultry products, swine products and dairy products.  Yeast is also used as a supplement in pet food.  The expense of production, shipping and distribution yields net production costs that generally limit the use of yeast to use as a supplement, although yeast is generally considered to contain high value protein and nutrients such as vitamins.  Use of yeast as a general protein source competes with the less expensive combinations of soybean meal as a balance to the included protein in energy foods such as corn.  Dairy, beef, poultry and swine producers use the lowest cost raw material, determined on the basis of pounds of product produced per pound of protein fed.  Nonetheless, the Company intends to produce high quality yeast with an attractive cost/benefit ratio, which will enable the Company's yeast product to compete with soy protein.  The Company's success in this regard will depend upon the availability of low cost raw material internally generated by its process.  The Company intends to market its output of feed yeast to feed manufacturers for use as an ingredient in mixed feed rations.  The Company has also identified large livestock operators that want to purchase the feed yeast directly and incorporate it into their feeding rations.  Finally, pet food manufacturers are currently incorporating high value yeast into their cat and dog food mixes as a source of nutritional protein replacing animal by-products.  The Company may also market its feed yeast to these businesses.

Feed Grade Five Carbon Products.  The Company intends to supply feed grade five-carbon products as a solid or high concentration liquid to compete as an energy and palatability supplement for livestock producers and producers of pet foods.  The product is intended to compete with commodity molasses from sugar production.  The Company is presently commissioning studies at two universities to verify the superiority of these feed ingredients relative to commodity molasses.  The Company expects to market these products primarily to feed manufacturers.

Food Grade Five-Carbon Products.  Food grade five-carbon products such as xylitol and arabitol are presently marketed as a non-carieogenic (does not promote tooth decay) sweetener in products such as chewing gum.  Scandinavian countries are the principal producers of this product.  Food grade xylitol is a 5-carbon polyol or "sugar alcohol".  Other such polyols include sorbitol, manitol and maltitol.  Although there is a significant body of literature indicating that xylitol is the preferred sugar alcohol, sorbitol is currently used in overwhelming ratio to xylitol.  Based on current market price quotations obtained by the Company, management believes that xylitol costs approximately five times as much as sorbitol on a unit-equivalent basis, which limits its use.  The Company believes that xylitol is sweeter and more effectively non-carieogenic than sorbitol.  According to numerous independent sources, xylitol is as sweet as sugar, while sorbitol is only 60% as sweet.  The Company believes that, based on its projected low production cost of food grade xylitol, it will be able to produce and sell xylitol that competes with sorbitol on a price and quality basis.  The Company expects to market its food grade five-carbon products directly to food manufacturers for incorporation into their products.  Also, health and hygiene product manufacturers may purchase xylitol directly from the Company for use in products where sweetness, sugar level or tooth decay are marketing considerations.

Lignin Polymers.   The commercial uses of lignin include:

•

fuel;

•

pellet products for use as a binder in animal feed;

•

dust control in roads;

•

binder and lubricants in oil well drilling "muds";

•

soil amendments to improve marginal soil;

•

pesticide dispersants;

•

plastic additives;

•

gypsum wallboards;

•

dyes; and

•

concrete formulations.

Although lignin is a byproduct of the papermaking industry and is used by that industry for fuel, additional markets for the other uses above have emerged.  Lignin, in the form of lignosulfonates, is sold for all of the above uses, and one of the principal U.S. producers of lignin recently ceased production because of the inefficiency of its production facility.  The Company believes that this created a domestic capacity shortfall, and that currently the U.S. imports lignin for many of the uses above.  The Company intends to directly market to appropriate large commodity users of lignin.  The Company may also market its lignin production as a coal substitute (fuel) to large wood and coal fired power plants.

CAV1 Processing Facility

The Company has a processing facility located in Okeechobee, Florida, which the Company refers to as "Combined Animal/Vegetative Waste One", or "CAV1."  Construction of CAV1 is substantially complete; the Company is making certain modifications based on the results of testing of the facility that occurred during 2002, and is adding a hydrolysis process that will enable CAV1 to produce a wider range of products with greater efficiency.  The Company expects that upon completion of these construction activities and the successful completion of further testing, it will be able to commence commercial processing operations at CAV1.  The Company expects its commercial processing operations at CAV1 to initially consist of the processing of barn waste from adjacent farming operations.  The Company expects to market and sell the products of its CAV1 processing operation as described above.

Regulatory Matters

In addition to full processing of animal waste, the CAV1 facility (as described below under "Item 2 – Description of Property") is permitted by the Florida Department of

Environmental Protection as a wastewater treatment facility.  The CAV1 facility can process the waste from several Okeechobee, Florida area dairy farming operations.  The Company expects to install solid/liquid separation equipment at each of these dairy farms and then to pump the separated liquid portion of the animal-based biomass material to the CAV1 facility for processing.  The Company expects to receive a fee from these operations based on the quantity of phosphorus and nitrogen removed.  Animal feeding operations of dairy farms result in the presence of phosphorus and nitrogen in the related wastewater.  These chemicals present a source of potential environmental liability for the farming operations.  In April 2003, the U.S. Environmental Protection Agency issued regulations requiring commercial farmers to manage their nutrients and wastewater in order to reduce or eliminate the discharge of nutrients into the nation’s waterways.  Based upon its discussions with various farming operations, the Company expects that it will be cost prohibitive for most farms to effect this reduction by increasing the total acreage used for land spreading of animal waste or by reducing the number of livestock per acre, and that the Company's waste processing methods will present an attractive alternative to the dairy farms for achieving compliance with the regulatory requirements.  As the Company develops and constructs facilities similar to CAV1, the Company expects that it will eventually be able to generate similar economic benefits from those facilities.

A significant portion of the Company's intended operations at its CAV1 facility will be subject to state and federal environmental laws and regulations of regulatory agencies such as the Florida Department of Environmental Protection, the Florida Water Management Districts and the U.S. Environmental Protection Agency, and will in some cases be subject to the jurisdiction of county agencies such as the Okeechobee County Health Department.  The Company believes that it has complied with all applicable laws and regulations regarding its activities.  The Company does not foresee or expect significant changes in the regulatory requirements for its business, and does not anticipate additional capital expenditures dedicated to meeting existing or foreseen environmental regulations.

The Company’s projected food grade products business will be subject to the rules and regulations of the U.S. Food and Drug Administration.  The Company’s process, facilities and products will be required to meet existing and future regulations regarding the production of food and pharmaceutical products.  If the required federal approvals are not received, or if the regulations change and compliance requires the Company to incur additional expense, the Company's ability to market any food grade products it may become able to produce may be adversely affected.

Proprietary Technology

The Company has expended substantial funds on research and development and has developed proprietary technology for the processing of biomass.  The value of the Company's proprietary technology is substantially dependent upon the Company's ability to obtain patent protection for those elements of its technology that may be patentable, and to maintain the confidentiality of its trade secrets.  The Company has required all of its employees who are exposed to or working with the Company's technology to sign written agreements prohibiting the disclosure or use of the Company's confidential information and trade secrets.  The Company takes other steps to protect its technology, including the compartmentalization of most employee functions, so that few employees understand the full scope of the Company's technology, and the maintenance of security at the Company's production facilities.

The Company has not filed any applications for the issuance of patents covering any of its technology.  There is no assurance that, should the Company file any such patent applications, any patents will be issued to the Company or that any patents that may be issued will prove to be enforceable.

Dairy Animal Waste Processing, Okeechobee, Florida.

The Company is a party to a Dairy Animal Waste Processing Operating Agreement, dated June 23, 1999, with Larson Dairy, Inc. in Okeechobee County, Florida.  This agreement requires the Company to process animal waste materials resulting from the dairy farming operations of Larson Dairy into useful feed, chemical and fuel commodities.  In consideration for its handling of the animal waste materials generated by Larson Dairy, the Company acquires ownership of all output generated by the Company’s process.  The term of the agreement is twenty years, subject to termination by either party in the event of an uncured breach by the other party.  The agreement is also terminable by Larson Dairy if it ceases dairy operations and by the Company if it determines that it is not obtaining the benefits it intended to obtain through the agreement.

The Company's CAV1 facility is located on land leased from Larson Dairy.  The Company plans that the initial operations of the CAV1 facility will consist of processing animal waste materials generated by Larson Dairy.  The Company is currently completing modifications to the CAV1 facility and the construction of a hydrolysis process at the CAV1 facility, and has completed the installation of piping over Larson Dairy's land which will transfer the Dairy's animal waste materials directly to the CAV1 facility for processing.  The Company expects to complete these activities and commence processing operations at the CAV1 facility during the first quarter of 2004.

Activities at St. Lucie County Landfill

The Company was formerly a party to an agreement with St. Lucie County, Florida, under which the Company was obligated to commence purchasing landfill gas from St. Lucie County's Glades Road landfill by a certain date and leased from St. Lucie County a portion of the landfill site, upon which the Company was to construct a production facility that was planned to involve the conversion of landfill biomass to molasses and lignin products.  Under that agreement, the Company also processed and removed the yard waste deposited at the landfill, and received a fee of $17 for each ton of incoming vegetation it processed.  This agreement was terminated by mutual consent in September 2003.  Under an agreement with St. Lucie County, dated September 1, 2003, that expires December 31, 2003, but may be extended with mutual consent, the Company continues to process yard waste at the landfill site and receives a fee of $17 per ton to process and remove the vegetation.  St. Lucie County has solicited proposals for a five year agreement to process and recycle the yard waste material.  Management believes that it is advantageous for the Company to have a ready supply of vegetative biomass available for the commencement of processing operations at its CAV1 facility, because higher value products can be produced from such material.  The Company has therefore agreed to continue processing yard waste at the St. Lucie County landfill pending the outcome of the County's solicitation of proposals, and has submitted a proposal to the County to continue conducting such activities.

Plan of Operations

During the next twelve months, the Company expects to allocate its capital resources to the completion of its production facilities, product development and sales.  The Company intends to complete the modifications to its CAV1 facility in Okeechobee, Florida, and the construction of a hydrolysis process at its CAV1 facility, to complete all testing activities with respect to the operation of the CAV1 facility, to then cause the CAV1 facility to become fully operational and commence commercial processing operations, and to commence marketing and selling the products of the CAV1 processing operation.

The Company believes that its current capital resources and revenue from operations will be insufficient to fund the Company's intended operations beyond the first quarter of 2004, and that unless the Company commences generating significant cash flow from operations, it will be required to raise additional capital through the offering of equity securities, the incurrence of indebtedness or a combination of the foregoing.  There is no assurance that the Company will be able to raise any additional funds which may be necessary to enable it to continue its planned business operations.

Item 2.

Description of Property.

Company Headquarters, West Palm Beach, Florida

The Company is a party to a Lease, dated November 12, 2001, under which the Company leases its principal offices located in West Palm Beach, Florida from 45th Street Partnership, Ltd.  The lease term expires in November 2006, and the current base rent under the lease is $3,180 per month.  The Company is also required to pay its proportionate share of the lessor’s operating expenses attributable to the office building in which the leased premises is located, and related real estate taxes.

CAV1 Production Facility, Okeechobee, Florida

Combined Animal/Vegetative Waste One ("CAV1") is a Company facility sited on a six acre parcel leased by the Company from Larson Dairy, Inc. in Okeechobee, Florida and designed and implemented as a four-line production facility.  The fermentation capacity of CAV1 is 4,000,000 liters, implemented in four 1,000,000 liter "lines".  The economic design of CAV1 is substantially dependent upon internal generation of carbohydrate feed stock from the Company's hydrolysis process.  Construction of CAV1 is substantially complete.  The Company is making certain modifications based on the results of testing of the facility that occurred during 2002, and is adding a hydrolysis process that will enable CAV1 to produce a wider range of products with greater efficiency.  The Company expects that upon completion of these construction activities and the successful completion of further testing, it will be able to commence commercial processing operations at CAV1.  The Company expects its commercial processing operations at CAV1 to initially consist of the processing of barn waste from adjacent dairy farming operations.

The Company expects to market and sell the products of its CAV1 processing operation as described above.

The Company leases the six acre site on which its CAV1 facility is located from Larson Dairy, Inc., pursuant to a lease agreement, dated June 23, 1999, between the Company and Larson Dairy, which has a five year term, with four additional five year renewal terms exercisable by the Company in its sole option.  The rent under the lease is $5,000 per year (subject to increase based on annual changes in the consumer price index, or "CPI").  The lease grants a right of first refusal in favor of the Company with respect to any proposed sale of the leased premises by Larson Dairy to a third party.

The Company formerly leased approximately 300 acres of farmland in Okeechobee County adjacent to the CAV1 facility from Mr. Denney pursuant to the agreement described below under "Item 6 – Interests of Management and Others in Certain Transactions."  This land was cultivated to produce vegetative materials which were used in testing the processing operations of CAV1, and for storage of biomass materials used in the Company's operations.  This lease was terminated in July 2003 upon Mr. Denney's sale of the land.

Item 3.

Directors, Executive Officers and Significant Employees.

The following table sets forth the names, ages and positions of the executive officers and directors of the Company.  The board of directors currently consists of five directors.  Directors will be elected at the annual meeting of shareholders of the Company and serve for one year or until their successors are elected and qualify.  Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

Name	Age	Positions Held

Larry W. Denney	65	Chairman of the Board, President and Chief Executive Officer
Jack B. Simpson	65	Director
Donald E. Henderson	70	Director
Donald E. Orr, Jr., Ph. D.	58	Director
Stanley E. Poe, Ph. D.	67	Director
David D. Brooks	33	Secretary and Chief Financial Officer
Richard M. Schroeder	54	Vice President, Field Operations

Larry W. Denney, 65, has been Chairman of the Board, President and Chief Executive Officer of the Company since the inception of the Company in 1996.  Mr. Denney founded Omni Technologies International, Ltd. (now a wholly-owned subsidiary of the Company under the name Omni Environmental Corporation) in 1991 for the purpose of conducting research and development of process control automation equipment and technology.

Jack B. Simpson, 65, has been a Director of the Company since its inception in 1996.  Mr. Simpson also served as the Company's Senior Vice President, Corporate Finance and Treasurer from inception until November 2003, and served as the Chief Financial Officer of the Company from 1996 to September 2002 and from November 2002 to July 2003, and as the Secretary of the Company from 1996 to June 2003.

Donald E. Henderson, 70, has been a Director of the Company since June 2003.  Mr. Henderson served as the Chief Executive Officer of Farm Bureau Insurance Companies, a group of affiliated life insurance and casualty companies, from 1995 to 1998.  From 1987 to 1995 Mr. Henderson served as the Vice President of the Board of Directors of, and as the Director of Legislative Affairs of, the Indiana Farm Bureau and its affiliated companies.

Donald E. Orr, Jr., Ph. D., 58, has been a Director of the Company since June 2003.  Dr. Orr has been the President and a Director of United Feeds, Inc. a livestock feed manufacturing firm, since 1997.  Dr. Orr's experience at United Feeds has involved the development of animal feed products and of national and international markets for United Feeds' products.  Dr. Orr has served on the Advisory Committee of the Company since 2000.

Stanley E. Poe, Ph.D., 67, has been a Director of the Company since June 2003.  Dr. Poe served as Manager of International Animal Science Field Research, Elanco Animal Health, a division of Eli Lilly and Co., from 1988 to 2000.  In that capacity, Dr. Poe developed new products, conducted animal science research and introduced new feed and pharmaceutical products into the animal feed market.  Dr. Poe has served on the Advisory Committee of the Company since 2000.

David D. Brooks, 33, has been the Chief Financial Officer of the Company since July 2003, the Secretary of the Company since June 2003 and the Chief Accountant and Internal Auditor of the Company since May 2003.  From 1998 until May 2003, Mr. Brooks served as an Audit Supervisor with Ahearn, Jasco + Company, P.A., an independent accounting firm which was engaged as the Company's outside auditors in September 2003.  In that capacity, Mr. Brooks supervised audit and tax engagements.  Mr. Brooks' primary responsibilities with the Company are the oversight of accounting functions and communication with legal counsel and independent auditors.  Mr. Brooks is a certified public accountant.

Richard M. Schroeder, 54, has been Vice President, Field Operations of the Company since 2000.  Mr. Schroeder served as Vice President of Marketing and Development for Consolidated Resource Recovery, Inc., a Florida-based biomass recycling company, from 1996 to 2000.  Mr. Schroeder's primary responsibilities were the development of new business and the marketing of the company’s services and products to governmental and corporate customers.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Technical Review Committee of the Board.

The Audit Committee consists of Mr. Henderson, Mr. Orr and Mr. Poe.  The Audit Committee is currently constituted without a chairman.  Each member of the Audit Committee is

"independent" within the meaning of that term in Section 10A of the Securities Exchange Act of 1934, as amended.  The Audit Committee's responsibilities are principally concerned with the accuracy and effectiveness of the audits of the Company's financial statements by its independent auditors.  The Audit Committee is responsible for selecting, retaining, overseeing and evaluating the Company's independent auditors, meeting with the auditors to review the scope and results of the audit, approving any non-audit services which may be provided to the Company by the independent auditors, and considering various accounting and auditing matters related to the Company's system of internal controls, financial management practices and other matters.  The Audit Committee was created by the Board of Directors in October 2003 and has met twice during 2003.

The Compensation Committee consists of Mr. Denney, Mr. Orr and Mr. Henderson.  The Compensation Committee is currently constituted without a chairman.  The Compensation Committee's responsibilities are to make recommendations to the Board of Directors regarding the compensation of the Company's officers and directors and to review and make recommendations with respect to existing and proposed compensation plans and programs.  The Committee was created by the Board of Directors in October 2003 and has met once during 2003 in conjunction with a regular meeting of the Board of Directors.

The Technical Review Committee consists of Mr. Denney, Mr. Orr and Mr. Poe.  The Technical Review Committee was constituted with members having a sufficient technical background, gained through education and experience, to perform an informed evaluation of the Company's technology.  The purpose of the Committee is to advise the Board of Directors and Company management as to the strategic direction of the Company with respect to matters involving the Company's technology.  The Committee was created by the Board of Directors in October 2003 and has met once during 2003.

Other Significant Employees

Ying Zhou, Ph.D., 35, has been Director of Research of the Company since 1999.  Prior to employment with the Company Dr. Zhou was engaged in graduate studies at Purdue University.  Dr. Zhou specializes in  microbiology and mechanical engineering.  Dr. Zhou is the wife of Dr. Jianxin Du.

Jianxin Du, Ph.D., 36, has been Chief Engineer of the Company since 1999.  Prior to joining the Company, Dr. Du was engaged in post-graduate research at Purdue University.  Dr. Du received his doctorate from Tsinghua University in China, and specializes in chemical engineering and the design of reactor vessels and heat exchange systems.  Dr. Du is the husband of Dr. Ying Zhou.

Advisory Committee

The Company has an advisory committee consisting of three members, each of whom is a stockholder, which committee advises the Board of Directors with respect to material strategic and operational matters.  The Advisory Committee provides input on markets, strategic opportunities and management decisions regarding the Company’s development.

Item 4.

Remuneration of Directors and Officers.

The following table sets forth the aggregate remuneration paid to the three highest paid officers of the Company during the year ended December 31, 2002.

Name	Capacity	Aggregate Remuneration

Larry W. Denney	Chairman of the Board, President and Chief Executive Officer	$100,000
Jack B. Simpson	Director, former Vice President, Secretary and Treasurer	100,000
Richard M. Schroeder	Vice President, Field Operations	133,700

Commencing in November 2003, directors who are not employees of, or consultants to, the Company receive a fee of $200 for each meeting of the Board of Directors and each meeting of any committee of the Board that is conducted by telephone conference call and which the director attends, and a fee of $1,000 for each meeting of the Board of Directors and each meeting of any committee of the Board that requires the personal presence of the director and which the director attends. Directors are also reimbursed for their travel expenses of attending any in person meetings of the Board or any committee of the Board.

Item 5.

Security Ownership of Management and Certain Security Holders.

The following table sets forth information as to shares of Common Stock, which constitutes the only class of voting securities of the Company, owned of record on September 30, 2003 by (i) each of the three highest paid officers of the Company, (ii) all of the directors and executive officers of the Company as a group, and (iii) any person who the Company knows to be the owner of record of more than ten percent of the Common Stock.

Title of Class	Name and Address of Owner(1)	Amount Owned	% of Class (2)

Common Stock	Larry W. Denney	33,469,586	48%
	Jack B. Simpson	16,059,694	23%
	Richard M. Schroeder	16,000	*
	All directors and executive officers as a group (7 persons)	49,545,280	71%

__________

* Less than 1%

(1)

The business address of each owner listed is 3222 Commerce Place, Suite A, West Palm Beach, Florida 33407.

(2)

Information as to the percent of class is based on 69,250,213 issued and outstanding shares of Common Stock as of September 30, 2003.

The Company does not have any outstanding options, warrants or other convertible securities.

Item 6.

Interests of Management and Others in Certain Transactions.

In November 2000, Mr. Schroeder borrowed $20,000 from the Company for use in the purchase of 1,000 shares of Common Stock.  Mr. Schroeder paid $6,300 to the Company during 2001 with respect to the loan, and the $13,700 balance on the loan was settled on January 8, 2002 by converting it to compensation.

The Company was party to an agreement with Mr. Denney, dated as of December 30, 2002, pursuant to which the Company leased approximately 300 acres of farmland in Okeechobee County adjacent to the CAV1 facility in exchange for payment by the Company of all taxes related to such property and all interest payable under the loan pursuant to which Mr. Denney acquired the property.  The Company used the property to test sorghum species to determine which species is optimal as a raw material for possible future Company products, and has also used the property for waste disposal associated with its handling of St. Lucie County's biomass material.  The average monthly interest payment with respect to the property is approximately $6,000, and 2002 taxes were approximately $4,200.  The agreement also provided the Company with the option, exercisable by the Company at any time in its sole discretion, to purchase the property from Mr. Denney at a purchase price equal to $901,462 (which represents the purchase price paid by Mr. Denney for the property), increased to give effect to the percentage change in the CPI from the date of the purchase of the property by Mr. Denney to the date of the purchase of the property by the Company.  This Agreement was terminated during July 2003 upon Mr. Denney's sale of the property.  The Company elected not to exercise its right of first refusal to purchase the property.

As of December 31, 2002, the Company was owed $12,700 by Mr. Denney, its Chairman, chief executive officer and largest stockholder, as a result of Mr. Denney's purchase from the Company of the Company's option to purchase the tract of land described in the preceding paragraph.  The Company had originally leased the property with an option to purchase.  As the option expiration date approached and the Company did not have the financial capacity to purchase the land, Mr. Denney acquired the Company's purchase option and subsequently exercised the option and purchased the land, and then leased the land to the Company pursuant to the arrangement described in the preceding paragraph.  There was no written agreement in place with respect to this arrangement and no interest was charged to Mr. Denney on the receivable, which was paid in 2003.

Item 7.

Securities Being Offered.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which, as of September 30, 2003, 69,250,213 shares were issued and outstanding.  Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor.  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Company's security holders.  In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any other securities.  The Common Stock has no preemptive or other subscription rights.  There are no redemption or sinking fund provisions applicable to the Common Stock.  All outstanding shares of Common Stock are duly authorized, fully paid, and non-assessable.

Since its inception, the Company has completed six 2-for-1 stock splits effected in the form of stock dividends.  In accordance with applicable accounting rules, all share and per share data presented herein give retroactive effect to these splits.

PART II

Item 1.

Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters.

There is currently no trading market for the Common Stock.  There are no options or warrants outstanding to purchase, and there are no outstanding securities convertible into, the Common Stock.

The number of shares of Common Stock outstanding as of September 30, 2003 was 69,250,213, and as of that date the Company had approximately 891 holders of record of the Common Stock.  As of September 30, 2003, there were no shares of Common Stock that could be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), because the Common Stock was not registered under Section 12 of the Securities Exchange Act and there is currently no trading market for the Common Stock, thereby preventing the conditions of Rule 144 from being satisfied.  The Company is not aware of any restrictions that limit its ability to declare dividends on the Common Stock, other than restrictions under Delaware law.  The Company has never declared or paid dividends on the Common Stock and does not anticipate doing so in the foreseeable future.  The Company does not have any compensation plans under which Common Stock of the Company may be issued, although it is likely to seek to adopt one or more of such plans within the next twelve months.

Item 2.

Legal Proceedings.

The Company is not a party to, nor is any property of the Company subject to, any pending legal proceedings.  The Company is not aware of any governmental authority that is contemplating any legal proceedings against the Company or its property.

Item 3.

Changes in and Disagreements with Accountants.

Previous Independent Accountants

Effective September 4, 2003, the firm of Crowe Chizek and Company LLC ("Crowe, Chizek"), which served as independent accountants for the Company since the inception of the Company and audited the Company's fiscal year 2001 financial statements, resigned as independent accountants for the year ended December 31, 2002.  Crowe Chizek's report on the Company's consolidated financial statements for fiscal year 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.  Crowe Chizek did not report on the Company's consolidated financial statements for fiscal year 2002.

In connection with Crowe Chizek's work done on the audit of the Company's financial statements for the 2002 fiscal year, the Company and Crowe Chizek disagreed (the "2002 Audit Disagreement") regarding whether Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), requires the Company's CAV1 facility to be evaluated for impairment for purposes of the Company's 2002 financial statements.  SFAS 144 requires the Company to review long-lived assets for recoverability whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  If the Company's recoverability analysis, based on future undiscounted cash flows, indicates that a possible impairment exists, the Company is required to then estimate the fair value of the asset determined either by third party appraisal or estimated discounted future cash flows.  Crowe Chizek's position with respect to CAV1 was that the Company's history of operating losses since inception, delays in the commencement of production from CAV1, the fact that revenue has not yet been generated from CAV1 and the need for additional capital to complete the development of the facility and to cause CAV1 to become fully operational indicate that the value of CAV1 as stated in the Company's balance sheet may be impaired.  The position of the Company with respect to SFAS 144 and the CAV1 facility is that the facts regarding CAV1 and the operation of the Company, when analyzed in light of the requirements of SFAS 144, do not require the CAV1 asset to be tested for recoverability for the period ended December 2002, and that if recoverability were to be tested using future undiscounted cash flows, there would be no impairment.  The Company is unable to determine the effect on its financial statements for the fiscal year ended December 31, 2002 of analyzing CAV1 for impairment using the guidance in SFAS 144, as Crowe Chizek concluded was required.  The Board of Directors of the Company, through the Chairman, has discussed the subject matter of the 2002 Audit Disagreement with Crowe Chizek.

The Company has authorized Crowe Chizek to respond fully to the inquiries of Ahearn Jasco + Company, P.A. ("Ahearn Jasco"), the successors to Crowe Chizek as independent accountants for the Company, concerning the subject matter of the 2002 Audit Disagreement.

Other than the 2002 Audit Disagreement, in connection with its work done on audits for the two most recent fiscal years and through September 4, 2003, there have been no disagreements with Crowe Chizek on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Crowe Chizek, would have caused them to make reference thereto in their report on the financial statements for the 2001 fiscal year or in their report on the financial statements for the 2002 fiscal year had they not resigned prior to issuing that report; and there were no reportable events of the types referred to in Item 304(a)(1)(iv)(B) of Regulation S-B with respect to the Company during those periods.

The Company has requested that Crowe Chizek furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.

A copy of such letter, dated December 13, 2003, is filed as Exhibit 16.1 to this Registration Statement.

New Independent Accountants

On September 25, 2003, the Board of Directors of the Company approved the engagement of the firm of Ahearn Jasco to act as the Company's new independent accountants to audit the Company's financial statements for the fiscal years ending December 31, 2002 and

December 31, 2003.  Their engagement was later expanded to include the fiscal year ended December 31, 2001.

Prior to its engagement of Ahearn Jasco, the Company consulted with Ahearn Jasco regarding the subject matter of the 2002 Audit Disagreement.  This consultation was limited to discussions regarding SFAS 144, to which the 2002 Audit Disagreement relates, and the Company's providing to Ahearn Jasco a draft of the 2002 audit opinion prepared by Crowe Chizek.  Ahearn Jasco did not, however, provide its views regarding the subject matter of the 2002 Audit Disagreement to the Company prior to the engagement of Ahearn Jasco to act as the Company's new independent accountants.  Subsequent to its engagement, and after completing certain audit procedures, Ahearn Jasco informed the Company of its view that under paragraph 8(d) of SFAS 144, the CAV1 asset should be tested for recoverability for the year ended December 31, 2002.  The Company prepared the necessary recoverability analysis using future undiscounted cash flows, which indicated that the CAV1 asset was not impaired.  After completing its audit procedures, Ahearn Jasco informed the Company that it agreed with the Company's conclusion that there was no impairment of the CAV1 asset as of December 31, 2002.

Except as described in the immediately preceding paragraph, during the two most recent fiscal years and through September 25, 2003, the Company has not consulted with Ahearn Jasco regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company by Ahearn Jasco nor was oral advice provided to the Company by Ahearn Jasco that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of:

•

a disagreement between the Company and Crowe Chizek on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Crowe Chizek, would have caused them to make reference thereto in their reports on the financial statements for the applicable years for which they provided a report on the financial statements; or

•

a reportable event of the types referred to in Item 304(a)(1)(iv)(B) of Regulation S-B with respect to the Company during the two most recent fiscal years or through November 20, 2003.

The Company has requested that Ahearn Jasco furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter, dated November 20, 2003, is filed as Exhibit 16.2 to this Registration Statement.

Item 4.

Recent Sales of Unregistered Securities.

Set forth below is a description of all securities sale transactions effected by the Company within the last three years, including a description of the class of purchasers of the securities, the amount sold, and the dates sold.  All securities sold were shares of Common Stock.  All of these sales were effected by the Company without the payment of commissions or other transaction based compensation to any person.  Certain of the Company's full time salaried employees performed services for the Company in connection with these offerings and were reimbursed for their expenses incurred in connection with such services, but did not receive additional compensation beyond their regular rates of pay with respect to such services.

•     In a series of private sales effected from January 18, 2001 through September 20, 2001, the Company issued and sold 684,696 shares of Common Stock to 111 persons whom the Company believes to be accredited investors and 16 persons who were not accredited investors, for aggregate consideration of $6,846,960. The shares were issued in reliance on Section 4(2) of the Securities Act.  The Company's two principal stockholders, each of whom was an officer and director of the Company at the time, directly transferred 6,000 shares of Common Stock owned by them to third parties in consideration of services performed by the recipients related to the Company's offering.

•     In a series of private sales effected from November 14, 2001 through September 30, 2002, the Company issued and sold 384,641 shares of Common Stock to 56 persons whom the Company believes to be accredited investors, for aggregate consideration of $7,692,820.  The shares were issued in reliance on Section 4(2) of the Securities Act.  A principal stockholder of the Company, who was an officer and director of the Company at the time, directly transferred 186,650 shares of Common Stock owned by him to investors who purchased Common Stock from the Company in the offering, for no additional consideration.

•     In a series of private sales effected from October 8, 2002 through September 4, 2003, the Company issued and sold 202,455 shares of Common Stock to 51 persons whom the Company believes to be accredited investors, for aggregate consideration of $4,049,100.  The shares were issued in reliance on Section 4(2) of the Securities Act.  The Company's two principal stockholders, each of whom was an officer and director of the Company at the time, directly transferred 202,455 shares of Common Stock owned by them to investors who purchased Common Stock from the Company in the offering, for no additional consideration.

•     In an offering that commenced on September 6, 2003 and ended on October 10, 2003 and that was limited to the Company's existing stockholders, the Company issued and sold 750,150 shares of Common Stock at a price of $4 per share to 40 accredited investors for aggregate proceeds of $3,000,600.  The shares were issued in reliance on Section 4(2) of the Securities Act.

Since its inception, the Company has implemented six 2-for-1 stock splits in the form of a stock dividend.  In accordance with applicable accounting rules, the effects of these splits have been retroactively applied and the share data provided above assumes that all splits were effected prior to the dates of the transactions reported.

The Company has never sold any of its securities through underwriters and has not paid any commissions to any person in connection with its stock offerings.

Item 5.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") provides for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgment, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties as a result of their position with the Company.  The Company's By-Laws provide for indemnification of (among others) the Company's directors and officers to the fullest extent permitted by the DGCL.  Section 145 of the DGCL permits a corporation to indemnify any person who was, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify any person in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his or her duty.  Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the prior paragraph or in this paragraph, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

As permitted by Section 102(b)(7) the DGCL, the Company's Certificate of Incorporation provides that its directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions, or (d) for any transaction from which the director derived an improper personal benefit.

While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.  Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.  The provisions described in the preceding paragraph apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as a director, and do not apply to officers of the Company who are not directors.

To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART III

Item 1.

Index to Exhibits

Document	Exhibit No.

Certificate of Incorporation filed with the Delaware Secretary of State on January 30, 1996	2.1.1

Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on September 12, 1997	2.1.2

Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on May 23, 2001	2.1.3

By-Laws	2.2

Dairy Animal Waste Processing Operating Agreement, dated June 23, 1999, between Larsen Dairy, Inc. and the Company	6.1

Letter from Crowe Chizek & Company LLC, dated December 13, 2003	16.1

Letter from Ahearn Jasco + Company, P.A., dated November 20, 2003	16.2

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOMASS PROCESSING TECHNOLOGY, INC.

December 19, 2003

By:  /s/Larry W. Denney_________

Larry W. Denney, Chairman

of the Board, President and

Chief Executive Officer

PART F/S

BIOMASS PROCESSING TECHNOLOGY, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No

Consolidated Financial Statements – December 31, 2002 and 2001

Report of Independent Certified Public Accountants

F-2

Consolidated Balance Sheets

F-3

Consolidated Statements of Operations

F-4

Consolidated Statements of Stockholders' Equity

F-5

Consolidated Statements of Cash Flows

F-6

Notes to Consolidated Financial Statements

F-8

Unaudited Interim Consolidated Financial Statements – September 30, 2003 and 2002

Consolidated Balance Sheets

F-18

Consolidated Statements of Operations

F-19

Consolidated Statements of Stockholders' Equity

F-20

Consolidated Statements of Cash Flows

F-21

Notes to Unaudited Consolidated Financial Statements

F-23

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

Biomass Processing Technology, Inc.

We have audited the accompanying consolidated balance sheets of Biomass Processing Technology, Inc. and its subsidiary (the "Company"), a development stage enterprise, as of December 31, 2002 and 2001, the related consolidated statements of operations and cash flows for the years then ended and for the cumulative during development stage period from January 30, 1996 through December 31, 2002, and the statement of stockholders’ equity for the period from January 30, 1996 through December 31, 2002.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The Company’s financial statements as of December 31, 2000 and for the period January 30, 1996 through December 31, 2000 (not presented herein) were audited by other auditors whose report, dated September 7, 2001, expressed an unqualified opinion on those statements.  The cumulative during development stage amounts contain $460,570 of revenues and $5,556,186 of net loss that was incurred during the period from January 30, 1996 through December 31, 2000.  The other auditors’ report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period through December 31, 2000, is based solely on the report of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit and the report of the other auditor provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biomass Processing Technology, Inc. and its subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, and for the cumulative during development stage period from January 30, 1996 through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company is a development stage enterprise with limited revenues, has incurred cumulative losses since inception, and has been dependent on investor capital to sustain its activities.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 1.

/s/ Ahearn, Jasco + Company, P.A.

AHEARN, JASCO + COMPANY, P.A.

Certified Public Accountants

Pompano Beach, Florida

November 20, 2003

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS

Current assets
Cash and cash equivalents	$ 188,434	$1,309,537
Accounts receivable	196,715	147,856
Prepaid expenses and other	166,272	29,494
Advance to stockholder	12,700	-
Equipment in process, held for sale	456,878	-

Total Current Assets	1,020,999	1,486,887

Property and equipment, net	21,695,318	19,507,198

Other assets
Patents	13,191	-
Deposits and other	120,076	157,387

Total Other Assets	133,267	157,387

Total Assets	$22,849,584	$21,151,472

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$ 682,128	$ 684,861
Accrued expenses	163,879	140,667
Current portion of long term debt and capital leases	282,669	217,783

Total Current Liabilities	1,128,676	1,043,311

Long term debt and capital leases, less current portion	409,478	465,247

Commitments and Contingencies
Stockholders' equity
Common stock, $.02 par value; 100,000,000 shares
authorized; issued and outstanding,
68,554,783 in 2002 and 68,274,392 in 2001	1,371,096	1,365,488
Subscription receivable	-	(13,700)
Additional paid in capital	31,586,081	25,983,869
Deficit accumulated during the development stage	(11,645,747)	(7,692,743)

Total Stockholders' Equity	21,311,430	19,642,914

Total Liabilities and Stockholders' Equity	$22,849,584	$21,151,472

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Cumulative
	During
	Development
	Stage	Years Ended December 31,
	(see Note 1)	2002	2001

Revenues	$ 4,655,145	$ 2,036,733	$ 2,157,842

Cost of services provided	4,657,036	1,983,992	2,284,964

Gross profit (loss)	(1,891)	52,741	(127,122)

Operating expenses
Research and development	11,323,668	3,928,126	1,819,723
Interest expense	320,188	77,619	39,712

Total operating expenses	11,643,856	4,005,745	1,859,435

Loss before income tax benefit	(11,645,747)	(3,953,004)	(1,986,557)

Income tax benefit	-	-	-

Net loss	$(11,645,747)	$(3,953,004)	$(1,986,557)

Basic loss per share		$ (0.06)	$ (0.03)

Weighted average number of
common shares outstanding		68,405,978	67,900,982

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FROM JANUARY 30, 1996 (INCEPTION) THROUGH DECEMBER 31, 2002

					Deficit Accumulated
	Number of	Common			During the
	Common Shares	Stock at Par Value	Subscription Receivable	Paid In Capital	Development Stage	Total
January 30, 1996 (Date of Inception)

Initial capitalization	36,266,624	$ 725,332	-	$ (705,332)	-	$ 20,000

Contribution of common shares	(1,075,200)	(21,504)	-	21,504	-	-

Issuance of common shares as
compensation	192,000	3,840	-	26,160		30,000

Issuance of common shares	22,426,560	448,532	-	202,165	-	650,697

1996 net loss	-	-	-	-	$ (464,277)	(464,277)

Balances as of December 31, 1996	57,809,984	1,156,200	-	(455,503)	(464,277)	236,420

Contribution of common shares	(646,400)	(12,928)	-	12,928	-	-

Issuance of common shares as
compensation	384,000	7,679	-	112,321	-	120,000

Issuance of common shares	3,817,088	76,342	-	1,126,158	-	1,202,500

1997 net loss	-	-	-	-	(999,872)	(999,872)

Balances as of December 31, 1997	61,364,672	1,227,293	-	795,904	(1,464,149)	559,048

Contribution of common shares	(80,000)	(1,600)	-	1,600	-	-

Issuance of common shares	2,087,200	41,744	-	1,795,256	-	1,837,000

1998 net loss	-	-	-	-	(673,625)	(673,625)

Balances as of December 31, 1998	63,371,872	1,267,437	-	2,592,760	(2,137,774)	1,722,423

Contribution of common shares	(131,680)	(2,634)	-	2,634	-	-

Issuance of common shares	1,454,608	29,093	-	2,854,827	-	2,883,920

1999 net loss	-	-	-	-	(1,722,762)	(1,722,762)

Balances as of December 31, 1999	64,694,800	1,293,896	-	5,450,221	(3,860,536)	2,883,581

Contribution of common shares	(31,680)	(634)	-	634	-	-

Issuance of common shares	2,740,556	54,812	$ (19,850)	10,003,468	-	10,038,430

2000 net loss	-	-	-	-	(1,845,650)	(1,845,650)

Balances as of December 31, 2000	67,403,676	1,348,074	(19,850)	15,454,323	(5,706,186)	11,076,361

Contribution of common shares	(6,000)	(120)	-	120	-	-

Issuance of common shares	876,716	17,534	-	10,529,426	-	10,546,960

Settlement of subscription receivable	-	-	6,150	-	-	6,150

2001 net loss	-	-	-	-	(1,986,557)	(1,986,557)

Balances as of December 31, 2001	68,274,392	1,365,488	(13,700)	25,983,869	(7,692,743)	19,642,914

Contribution of common shares	(123,575)	(2,472)	-	2,472	-

Issuance of common shares	403,966	8,080	-	5,599,740	-	5,607,820

Settlement of subscription receivable	-	-	13,700	-	-	13,700

2002 net loss	-	-	-	-	(3,953,004)	(3,953,004)

Balances as of December 31, 2002	68,554,783	$ 1,371,096	$ -	$31,586,081	$(11,645,747)	$21,311,430

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Cumulative
	During
	Development	Years Ended December 31,
	Stage (see Note 1)	2002	2001

Operating Activities

Net Loss	$(11,645,747)	$(3,953,004)	$(1,986,557)
Adjustments to reconcile net loss to net cash used in operations
Noncash expenses:
Depreciation and amortization	787,413	246,440	171,757
Loss on disposal of assets	102,350	18,873	-
Stock-based compensation	150,000	-	-
Changes in assets and liabilities:
Equipment in process held for sale	(456,878)	(456,878)	-
Accounts receivable	(196,715)	(48,859)	169,461
Prepaid expenses and other current assets	(166,272)	(136,778)	24,527
Accounts payable and accrued expenses	846,007	20,479	(2,052,304)

Net Cash Used in Operations	(10,579,842)	(4,309,727)	(3,673,116)

Investing Activities
Patent expenditures	(13,191)	(13,191)	-
Purchases of property and equipment	(21,410,779)	(2,207,753)	(5,514,655)
Other assets	(120,076)	37,311	(22,308)

Net Cash Used in Investing Activities	(21,544,046)	(2,183,633)	(5,536,963)

Financing Activities
Proceeds from new long term debt	209,596	-	-
Repayment of long-term debt	(691,751)	(236,563)	(196,001)
Net advances to stockholders	(12,700)	(12,700)	-
Proceeds from the issuance of common stock	32,807,177	5,621,520	10,553,110

Net Cash Provided by Financing Activities	32,312,322	5,372,257	10,357,109

Net increase (decrease) in cash and cash equivalents	188,434	(1,121,103)	1,147,030

Cash and cash equivalents at beginning of the period	-	1,309,537	162,507

Cash and cash equivalents at the end of the period	$188,434	$ 188,434	$ 1,309,537

(continued on next page)

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

Cumulative
During
	Development	Years Ended December 31,
	Stage (see Note 1)	2002	2001

Supplemental Disclosure of Cash Flow Information

CASH PAID DURING THE PERIOD FOR:

Interest (net of amounts capitalized)	$ 320,188	$ 77,619	$ 39,712
Income taxes	$ -	$ -	$ -

Supplemental Disclosure of Noncash Investing and Financing Activities:

Equipment Financing

During 2002, the Company acquired equipment and vehicles under capital leases and debt agreements in the amount of $245,680.  Since inception, the Company acquired equipment and vehicles by entering into capital leases and debt agreements totaling $1,174,302.

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization and Basis of Consolidation:   Biomass Processing Technology, Inc. began its activities on January 30, 1996.  Its principal offices and laboratory are located in West Palm Beach, Florida with construction in progress on a facility in Okeechobee, Florida.  The consolidated financial statements include the accounts of Biomass Processing Technology, Inc. and its wholly owned subsidiary, Omni Environmental Corp., formerly known as Omni Technologie International, Ltd. (collectively, “the Company”).  All significant inter-company transactions have been eliminated.  The Company is constructing a facility and equipment which the Company intends to use to process biomass residue to basic feed stocks for the chemical and energy markets.  The Company is also engaged in research and development activities, which include the development of products produced from biomass materials and production equipment that performs the Company’s processes.

Development Stage and Going Concern Considerations:  The Company is a development stage enterprise as planned principal operations have not commenced, and the Company has not generated significant revenues since its inception.  Historically, the Company has relied upon outside investor funds to maintain its operations and develop its business.  Should the Company continue to experience operating losses into 2004, it will be necessary to raise additional funds from outside investors and/or lenders in order to continue as a going concern.  The Company cannot provide assurances that if additional investor funding were needed, the necessary funds would be available, or available on terms acceptable to the Company.  The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  Should any of management’s planned events not occur, the accompanying financial statements may be materially affected.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition, Accounts Receivable, and Credit Risk:   The Company records revenue in the period in which services are rendered.  During 2002 and 2001, the Company’s revenues were generated by services provided under the wood waste agreements described in Note 9.  All of the Company’s accounts receivable and revenues are from two customers using credit terms customary in the industry.  No allowance for bad debts has been recorded at December 31, 2002 or 2001 based upon management estimates, historic loss experience and current economic conditions.  The Company incurred no bad debt expenses for the years ended December 31, 2002 and 2001.

Property and Equipment:   Property and equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance, repairs, and minor renewals are charged to expense in the period incurred.  Betterments and additions are capitalized.  Depreciation and amortization are provided for on straight-line methods over the estimated useful lives of the assets.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Construction in Process:   The Company is constructing equipment for internal use.  Costs of manufacturing this equipment is classified as construction in process (see Note 3).  Depreciation will begin when the assets are placed in service.  Since inception, interest totaling $219,439 through December 31, 2002 ($68,656 and $86,648 for the years ended December 31, 2002 and 2001, respectively) has been capitalized into this self-constructed asset pursuant to applicable accounting principles.

All items of property and equipment are reviewed periodically for possible impairment.  The Company’s impairment review is based on an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist.  Impairment occurs when the carrying value of the asset exceeds the future undiscounted cash flows.  When impairment is indicated, the asset is written down to its fair value.  No impairments have been recorded through December 31, 2002.

Equipment in process held for sale:   The Company is constructing certain equipment, which it intends to sell.  The in-process equipment is valued at the cost of construction, which is lower than the expected sales price of the finished equipment.

Patents:   Costs incurred to apply for patents have been capitalized.  As of December 31, 2002, no patent applications have been filed and no patents have been granted to the Company.  Upon the granting of any patents, the associated costs will be amortized over the life of the patents.

Fair Value of Financial Instruments:  Cash, accounts receivable, accounts payable, and accrued expenses are reflected in the financial statements at cost, which approximates fair value because of the short-term maturity of those instruments.  The recorded amounts of the Company’s debt obligations approximate fair value, as the terms and interest rates are at levels that approximate current market conditions. Amounts due from or due to stockholders are not subject to reasonable fair value estimation because of their unique nature.

Stock-Based Compensation:  The Company accounts for stock-based compensation under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, "Accounting for Stock-Based Compensation".  For common shares issued to employees, the compensation was measured and recorded on the basis of fair value of the stock issued.  The Company presently has no employee stock option plans, and it has issued no stock options to any employee.  SFAS No. 123 also governs stock-based compensation transactions with persons who are not employees in which services were performed in exchange for stock or other equity instruments.

The Company has issued its common shares to non-employees in exchange for services.  In accordance with SFAS No. 123, these transactions were recorded on the basis of the fair value of the services received or the fair value of the stock issued, whichever was more readily measurable.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes:   The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is   more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  State minimum taxes, if any, are expensed as paid.

Earnings per Common Share:   The Company follows the provisions of SFAS No. 128, “Earnings per Share,” which requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share (“EPS”) on the face of the statement of operations.  Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period.  The weighted average number of common shares outstanding was 68,405,978 and 67,900,982 for the years ended December 31, 2002 and 2001, respectively.  No diluted earnings per share are presented because the Company has not issued any financial instruments convertible into shares of the Company’s stock that require presentation.

Research and Development:  All research and development costs are expensed as incurred.  The Company’s research and development activities are described in Note 1, and totaled $3,928,126 and $1,819,723 for the years ended December 31, 2002 and 2001, respectively.

Cash and Cash Equivalents:   Cash and cash equivalents consist of normal business checking and savings accounts.  The Company maintains its cash balances primarily at one financial institution and at times balances are in excess of federally insured limits.  The Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

Comprehensive Income:   A statement of comprehensive income (loss) has not been included, per SFAS No. 130, “Reporting Comprehensive Income,” as the Company has no items of other comprehensive income.  Comprehensive loss is the same as net loss for all periods presented.

Use of Estimates in the Preparation of the Financial Statements:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates in the Preparation of the Financial Statements (continued):   and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

Recent Accounting Pronouncements:   In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement provides accounting and disclosure requirements for retirement obligations associated with long-lived assets and    became effective January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with    the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 also includes disclosure requirements that provide a description of asset retirement obligations and reconciliation of changes in the components of those obligations. The Company does not presently have any asset retirement obligation liabilities, and therefore the adoption of SFAS No. 143 on January 1, 2003 did not have any effect on the Company’s current financial condition or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of” and APB No. 30, “Reporting the Results of Operations – Reporting the Effects of the Disposal of a Segment Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS No. 144 was adopted for the Company’s fiscal year beginning January 1, 2002.  The adoption of SFAS No. 144 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". This SFAS amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition to the fair value based method of accounting for stock-based employee compensation, and to provide disclosure requirements, in both annual and interim financial statements, that apply to the method used and the effect it has on a company's results of operations. The Company has no employee stock-based compensation plan, and it has issued no stock options, therefore SFAS No. 148 has no effect on the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued):   In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This SFAS amends and clarifies financial accounting and reporting for derivative securities and hedging activities. The Company does not have any derivative securities or hedging activities, and does not plan to have them in the future; accordingly, SFAS 149 is not expected to have any effect on the Company's financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This SFAS changes practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives.  The Company does not presently have any such financial instruments, and accordingly SFAS 150 will have no effect on the Company's financial position, results of operations or cash flows when adopted in 2003.

NOTE 3 – PROPERTY AND EQUIPMENT

As of December 31, 2002 and 2001, property and equipment consisted of the following:

	2002	2001
Machinery and equipment	$ 996,109	$ 772,400
Furniture and fixtures	149,003	134,361
Transportation	275,566	216,364
Leasehold improvements	480,536	613,859
Construction in process	20,495,982	18,342,759
Total Cost	22,397,196	20,079,743
Accumulated depreciation	(701,878)	(572,545)
Property and equipment, net	$21,695,318	$19,507,198

Depreciation and amortization on assets placed in service amounted to $246,440 and $171,757 for the years ended December 31, 2002 and 2001, respectively.

Certain assets are pledged as collateral on debt and capital leases (see Notes 5 and 6).

NOTE 4 – RELATED PARTY TRANSACTIONS

In November 2000, an officer borrowed $20,000 from the Company for use in the purchase of 1,000 shares of Common Stock.  The officer repaid $6,300 prior to 2002 and the $13,700 balance was settled and treated as compensation expense in January, 2002.

This amount is presented as subscription receivable in the consolidated statements of shareholders’ equity.

NOTE 4 – RELATED PARTY TRANSACTIONS (continued)

In December 2002, the Company entered into an agreement with its chief executive officer and principal stockholder, pursuant to which the Company leased approximately 300 acres of farmland in Okeechobee County (“the Okeechobee Land”) in exchange for approximately $6,000 per month.  The agreement also provided the Company with the option, exercisable by the Company at any time in its sole discretion, to purchase the property at a purchase price equal to $901,462 (which represents the purchase price paid by the officer for the property), increased to give effect to the percentage change in the CPI from the date of the purchase of the property by the officer to the date of the purchase of the property by the Company.  During 2003, the officer sold the property to an unrelated third party, effectively terminating the above agreement.

As of December 31, 2002, the Company was owed $12,700 by its chief executive officer and principal stockholder related to the purchase of an option to purchase the Okeechobee Land.  There was no formal agreement in place and no interest was charged on the loan, which was repaid during 2003.

NOTE 5 – LONG TERM OBLIGATIONS

Long term obligations as of December 31, 2002 and 2001 consisted of the following:

	2002	2001
Debt - Installment notes collateralized by vehicles and farm equipment payable in monthly installments of $4,246 including interest at rates ranging from 0.0% to 11.9% through January 2005	$ 86,554	$ 96,755

Obligations under capital leases (see Note 6)	605,593	586,275
	692,147	683,030

Current maturities	282,669	217,783

Long term portion	$ 409,478	$ 465,247

Future maturities of long-term debt and capital leases are as follows:

2003	$ 282,669
2004	308,292
2005	75,026
2006	26,160

NOTE 6 – CAPITAL LEASES

The Company has entered into eleven lease agreements for operating and laboratory equipment which are accounted for as capital leases expiring through 2006, payable in monthly installments of $28,219 including imputed interest at rates ranging from 7.2% to 23.9%.

The assets acquired under capital leases are included in the balance sheet under the caption “Property and equipment, net” as follows:

	2002	2001
Historical cost	$1,186,368	$ 953,590
Accumulated depreciation	(56,832)	(33,037)
Net	$1,129,536	$ 920,553

Future minimum lease payments under capital leases are as follows:

2003	$ 308,538
2004	272,913
2005	81,168
2006	27,438
Total	690,057
Amount representing interest	(84,464)
Present value of net minimum lease payments (see Note 5)	$ 605,593

NOTE 7 – EQUITY CAPITAL

Authorized Capital:  The total number of shares of capital stock which the Company has the authority to issue is 100,000,000 shares of common stock having a par value of $0.02 per share.  All shares of common stock are identical with each other in every respect, and the holders thereof are entitled to one vote for each share of common stock upon all matters upon which the stockholders have the right to vote.

Split of Common Stock:   On September 28, 2001, the Company completed a 2 for 1 split of its common shares.  Other splits were effected in years prior to 2001.  In accordance with applicable accounting rules, these splits have been retroactively applied to all periods presented.

Private Placements of Common Stock:   During the year ended December 31, 2001, the Company directly sold 870,716 shares of common stock through private offerings that resulted in net proceeds to the Company of $10,546,960.  A principal stockholder, who was an officer and director at the time, directly transferred 6,000 shares of his personal common stock holdings to third parties for services performed related to the private offerings.  These 6,000 shares were accounted for as capital contributions to the Company, and as shares issued for offering expenses.

NOTE 7 – EQUITY CAPITAL (continued)

Private Placements of Common Stock (continued):   During the year ended December 31, 2002, the Company directly sold 280,391 shares of common stock through private offerings that resulted in net proceeds to the Company of $5,607,820.  A principal stockholder, who was an officer and director at the time, directly transferred 123,575 shares of his personal common stock holdings to investors who purchased Company stock in the private offerings.  These 123,575 shares were accounted for as capital contributions to the Company, and as shares issued to the investors in the offerings.

From January 1, 2003 through November 20, 2003, the Company directly sold 877,005 shares of common stock through private offerings that resulted in net proceeds to the Company of $5,933,700.  The Company’s two principal stockholders, each of whom was an officer and director at the time, directly transferred 265,530 shares of their personal common stock holdings to investors who purchased Company stock in the private offerings.  These 265,530 shares were accounted for as capital contributions to the Company, and as shares issued to the investors in the offerings.

NOTE 8 – INCOME TAXES

A summary of income taxes for the years ended December 31, 2002 and 2001 is as follows:

	2002	2001
Currently payable (refundable):
Federal	-	-
State	-	-
Deferred tax (benefit) provision	$(1,622,927)	$ (758,135)
Income tax (benefit) provision	(1,622,927)	(758,135)
Change in valuation allowance	1,622,927	758,135

Total income tax provision	$ -	$ -

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to net deferred income tax assets relate to the following:

	2002	2001
Net operating loss carryforward	$ 4,400,140	$ 2,876,805
R&D credit carryforward	175,904	43,667
Other	(68,377)	(35,732)
Valuation allowance	(4,507,667)	(2,884,740)

Net deferred income tax asset	$ -	$ -

NOTE 8 – INCOME TAXES (continued)

There are no significant deferred tax liabilities.  The Company has used a combined estimated federal and state tax rate of approximately 38.5% for all deferred tax computations.  The tax benefit prior to the allowance differs from the Federal statutory rate of 34% primarily because of permanent differences, the effect of state income taxes, and the effect of the R&D tax credits.

The Company has tax net operating loss carryforwards which are available to offset future federal taxable income.  These operating losses, and their year of expiration, are as follows:

2016	$ 545,321
2017	880,490
2018	665,301
2019	1,756,392
2020	1,719,732
2021	1,912,509
2022	3,960,698
Total	$11,440,443

The Company also has research and development credit carryforwards of $175,904 and $43,667 as of December 31, 2002 and 2001, respectively, which are available to offset future federal income tax liabilities.

The Company has recorded a valuation allowance in accordance with the provisions of SFAS No. 109 to reflect the estimated amount of deferred tax assets that may not be realized.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences and/or carryforward losses and credits become usable.

Certain provisions of the tax laws may limit the tax net operating loss carryforwards available for use in any given year in the event of a significant change in ownership interest.  Management believes that such an ownership change has not occurred, and it does not expect the future use of its net operating loss carryover to be significantly limited.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating Leases:   The Company has entered into several operating leases for the rental of operating equipment, land, and laboratory and office facilities.  The terms of the leases expire in various years through 2006.  Future minimum lease payments under these leases are as follows:

NOTE 9 – COMMITMENTS AND CONTINGENCIES (continued)

2003	$ 337,439
2004	327,960
2005	294,819
2006	204,860

Rent expense amounted to $451,050 and $305,487 for the years ended December 31, 2002 and 2001, respectively.

Vegetative and Wood Waste Agreements:   In May 2001 the Company entered into an agreement with St. Lucie County, Florida to process vegetative waste for compensation of $17 per ton.  The agreement also required the Company to, at its expense, design, construct, start-up, shakedown and test a Landfill Gas Combustion System to put the county’s landfill gas to productive use by June 2004.  The term of the agreement was for twenty years from the date of operation of the Landfill Gas Combustion System.  In September 2003, the Company entered into an agreement to terminate, by mutual consent, the agreement to construct the Landfill Gas Combustion System but continue processing vegetative waste until December 31, 2003 for compensation of $17 per ton.

In September 2000, the Company entered into an agreement with the Indian River County Board of County Commissioners to remove vegetative and wood waste from the county’s landfill site for compensation determined on a per ton basis.  The agreement expired in September 2003.

Dairy Farm Waste Agreement:  In June 1999 the Company entered into an agreement with a local dairy farm (“Larson Dairy”) to remove animal waste from two barn sites and lagoons, approximating twenty-four tons per day, which the Company intends to process at its Okeechobee facility.  The agreement expires in June 2019 and may be extended for successive periods of ten years.  The Company also entered into an agreement with Larson Dairy to lease approximately six (6) acres of land on which the Company is constructing its facility to process the waste.  The agreement is for an initial term of 5 years commencing in June 1999 with the option for four additional successive five year terms exercisable at the discretion of the Company.  The Company pays annual rent on the land of $5,000.

Litigation:  From time to time the Company is exposed to claims and legal actions in the normal course of business, some of which are initiated by the Company.  Management believes that the settlement or resolution of these actions will not have a material effect on the financial position or results of operations of the Company.

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

INTERIM CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)

	2003	2002
ASSETS

Current assets
Cash and cash equivalents	$ 1,209,260	$ 179,142
Accounts receivable	370,704	115,035
Prepaid expenses and other	161,117	169,251
Equipment in process, held for sale	1,380,390	333,766

Total Current Assets	3,121,471	797,194

Property and equipment, net	22,153,645	21,003,907

Other assets
Patents	16,491	5,838
Deposits and other	101,275	135,529

Total Other Assets	117,766	141,367

Total Assets	$25,392,882	$21,942,468

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$ 425,449	$ 634,574
Accrued expenses	118,485	191,590
Current portion of long term debt and capital leases	277,624	274,841

Total Current Liabilities	821,558	1,101,005

Long term debt and capital leases, less current portion	189,783	368,630

Commitments and Contingencies
Stockholders' equity
Common stock, $.02 par value; 100,000,000 shares
authorized; issued and outstanding,
69,250,213 in 2003 and 68,479,183 in 2002	1,385,004	1,369,584
Subscription receivable	-	(13,700)
Additional paid in capital	36,383,573	30,328,593
Deficit accumulated during the development stage	(13,387,036)	(11,211,644)

Total Stockholders' Equity	24,381,541	20,472,833

Total Liabilities and Stockholders' Equity	$25,392,882	$21,942,468

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Cumulative
	During
	Development	Nine Months Ended September 30,
	Stage	2003	2002

Revenues	$6,492,065	$ 1,836,920	$ 1,448,674

Cost of services provided	6,360,278	1,703,242	1,475,099

Gross profit (loss)	131,787	133,678	(26,425)

Operating expenses
Research and development	13,115,352	1,791,683	3,346,530
Interest expense	403,472	83,284	145,946

Total operating expenses	13,518,824	1,874,967	3,492,476

Loss before income tax benefit	(13,387,037)	(1,741,289)	(3,518,901)

Income tax benefit	-	-	-

Net loss	$(13,387,037)	$(1,741,289)	$(3,518,901)

Basic loss per share		$ (0.03)	$ (0.05)

Weighted average number of
common shares outstanding		68,694,051	68,367,616

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)

				Deficit Accumulated
	Number of	Common		During the
	Common Shares	Stock at Par Value	Paid In Capital	Development Stage	Total

Balances as of December 31, 2002	68,554,783	$ 1,371,096	$31,586,081	$ (11,645,747)	$21,311,430

Contribution of common shares	(139,500)	(2,790)	2,790	-	-

Issuance of common shares	834,930	16,698	4,794,702	-	4,811,400

Net loss, nine months ended September 30, 2003	-	-	-	(1,741,289)	(1,741,289)

Balances as of September 30, 2003	69,250,213	$ 1,385,004	$ 36,383,573	$ (13,387,036)	$ 24,381,541

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Cumulative
	During Development	Nine Months Ended September 30,
	Stage	2003	2002
Operating Activities

Net Loss	$(13,387,037)	$(1,741,289)	$(3,518,901)
Adjustments to reconcile net loss to net cash
used in operations
Noncash expenses:
Depreciation and amortization	979,282	180,278	193,052
Loss on disposal of assets	99,908	(2,442)	-
Stock-based compensation	150,000	-	-
Changes in assets and liabilities:
Equipment in process held for sale	(1,380,390)	(923,512)	(333,766)
Accounts receivable	(370,704)	(173,989)	32,821
Prepaid expenses and other current assets	(172,707)	5,155	(139,757)
Accounts payable and accrued expenses	543,934	(302,073)	636

Net Cash Used in Operations	(13,537,714)	(2,957,872)	(3,765,915)

Investing Activities
Proceeds from the sale of assets	95,932	95,932	-
Patent expenditures	(16,491)	(3,300)	(5,838)
Purchases of property and equipment	(22,142,874)	(732,095)	(1,636,710)
Other assets	(101,275)	18,801	21,858

Net Cash Used in Investing Activities	(22,164,708)	(620,662)	(1,620,690)

Financing Activities
Proceeds from long-term debt	209,596	-	30,425
Repayment of long-term debt	(916,491)	(224,740)	(123,035)
Net advances from stockholders	-	12,700	-
Proceeds from the issuance of common stock	37,618,577	4,811,400	4,348,820

Net Cash Provided by Financing Activities

36,911,682		4,599,360	4,256,210

Net increase (decrease) in cash and cash equivalents	1,209,260	1,020,826	(1,130,395)

Cash and cash equivalents at beginning of the period	-	188,434	1,309,537

Cash and cash equivalents at the end of the period	$ 1,209,260	$ 1,209,260	$ 179,142

(continued on next page)

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(continued)

Cumulative
	During Development	Nine Months Ended September 30,
	Stage	2003	2002

Supplemental Disclosure of Cash Flow Information

CASH PAID DURING THE PERIOD FOR:

Interest (net of amounts capitalized)	$ 360,608	$ 40,420	$ 95,907
Income taxes	$ -	$ -	$ -

Supplemental Disclosure of Noncash Investing and Financing Activities:

Equipment Financing

During the nine months ended September 30, 2002, the Company acquired equipment and vehicles under capital  leases  and  debt  agreements  in the amount of $43,051.  Since inception, the Company acquired equipment and vehicles by entering  into capital leases and debt agreements totaling $1,257,776.

See accompanying notes to the consolidated financial statements

BIOMASS PROCESSING TECHNOLOGY, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 (UNAUDITED)

General:   The accompanying September 30, 2003 and 2002 interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These interim financial statements are unaudited.  The results of operations for the interim periods shown are not necessarily indicative of the results of operations for the fiscal year. Certain information for 2002 has been reclassified to conform to the 2003 presentation. These interim financial statements should be read in conjunction with the annual financial statements and footnotes included elsewhere in this Form 10-SB.

Development Stage:  The Company is a development stage enterprise as planned principal operations have not commenced, and the Company has not generated significant revenues since its inception.

Income Taxes:   The Company has tax net operating losses carryforwards of approximately $13,181,000 expiring beginning 2016.  All deferred taxes created by NOLs are offset in their entirety by a deferred tax asset valuation allowance.

Loss per Share:  For the nine months ended September 30, 2003 and 2002, weighted average common shares used for the loss per share computation differ from total issued shares solely because of the weighting of shares issued during each period.   The Company has no common share equivalents, therefore there is no dilutive computation of loss per share.

Equity:   From January 1, 2003 through November 20, 2003, the Company directly sold 877,005 shares of common stock through private offerings that resulted in net proceeds to the Company of $5,933,700.  The Company’s two principal stockholders, each of whom was an officer and director at the time, directly transferred 265,530 shares of their personal common stock holdings to investors who purchased Company stock in the private offerings.  These 265,530 shares were accounted for as capital contributions to the Company, and as shares issued to the investors in the offerings.